                        STARBUCKS CORPORATION

           EXHIBIT 12 - STATEMENT REGARDING COMPUTATION OF
                 RATIO OF EARNINGS TO FIXED CHARGES (1)
                       (In thousands, except ratio data)


                          September 29, October 1, October 2, October 3, September 27,
                              1996          1995       1994     1993         1992
--------------------------------------------------------------------------------------

COMPUTATION OF EARNINGS:
 Earnings before income
  taxes                      $ 68,501    $ 43,143   $ 17,754   $ 13,526     $ 7,152
 Interest expense               8,739       3,765      3,807       772         612
 Amortization of debt
  expense                         682         260        260        43         192
 Portion of rents
  representative of
  interest factor              20,612      14,713      7,144     3,892       2,300
 Less: Capitalized interest      (306)       (160)       (99)     ----         ----
-----------------------------------------------------------------------------------

Total earnings
  (as calculated)            $ 98,228    $ 61,721   $ 28,866   $ 18,233     $10,256
===================================================================================

COMPUTATION OF FIXED CHARGES:
 Interest expense             $ 8,739     $ 3,765     $3,807   $    772     $   612
 Amortization of debt
  expense                         682         260        260         43         192
 Portion of rents
  representative of
  interest factor              20,612      14,713      7,144      3,892       2,300
-----------------------------------------------------------------------------------

Total fixed charges          $ 30,033    $ 18,738     $11,211    $4,707      $3,104
===================================================================================

Ratio of earnings
 to fixed charges                3.27x       3.29x       2.57x     3.87x       3.30x
====================================================================================

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(1) For purposes of computing the ratio of earnings to fixed charges, earnings include earnings before income taxes, amortization of debt expense, and interest expense, including that portion of rental expense attributable to interest costs. Fixed charges consist of interest expense, including that portion of rental expense attributable to interest costs, and interest capitalized during the period.